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                                                                                                                   EXHIBIT 12.01
                                               The Travelers Inc. and Subsidiaries
                                        Computation of Ratio of Earnings to Fixed Charges

                                                   ALL COMPANIES CONSOLIDATED
                                                    (In millions of dollars)

                                                                  Year ended December 31,
                                                                  -----------------------

                                           1994                1993                1992                 1991              1990
                                           ----                ----                ----                 ----              -----
Income from continuing operations
  before income taxes, minority
  interests and cumulative effect of
  changes in accounting principle . .    $2,149              $1,523              $1,188               $  791             $  602

Elimination of undistributed
  equity earnings . . . . . . . . . .         -               (116)                (26)                  (5)                (3)
Pre-tax minority interest . . . . . .         -                (32)                   -                    -                  -

Add:
  Interest  . . . . . . . . . . . . .     1,284                 707                 674                  876              1,027
  Interest portion of rentals . . . .       134                  61                  38                   46                 43
                                          -----               -----               -----                -----              -----

Income available for fixed charges  .    $3,567              $2,143              $1,874               $1,708             $1,669
                                          =====               =====               =====                =====              =====
Fixed charges:
  Interest  . . . . . . . . . . . . .    $1,284              $  707              $  674                 $876             $1,027
  Interest portion of rentals . . . .       134                  61                  38                   46                 43
                                          -----               -----               -----                -----              -----

Fixed charges . . . . . . . . . . . .    $1,418              $  768              $  712               $  922             $1,070
                                          =====               =====               =====                =====              =====

Ratio of earnings to fixed charges         2.52x               2.79x               2.63x                1.85x              1.56x
                                           ====                ====                ====                 ====               ====

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